Exhibit 99.1

Republic Services Announces Completion of Comprehensive CEO Succession Plan

Seamless transition underway

Donald W. Slager to be succeeded by Jon Vander Ark

PHOENIX (March 30, 2021) – Republic Services, Inc. (NYSE: RSG) today announced industry icon Donald W. Slager has provided his notice of intent to retire from the Company after serving as its Chief Executive Officer for more than a decade and serving as Chief Operating Officer for nearly a decade prior. The move marks the conclusion of a thoughtful and comprehensive, multi-year CEO succession planning process. President Jon Vander Ark will succeed Slager as the Company’s Chief Executive Officer. Vander Ark also will continue as President and be appointed to the Board of Directors. The transition will be effective June 25, 2021. Slager will serve in a consulting capacity for the remainder of 2021 to complete this orderly and seamless transition.

“It has been a pleasure to serve as Republic’s CEO for the past decade,” said Slager. “We’ve built a durable foundation from which the Company can continue to prosper. Jon has contributed considerably since joining the team and has been instrumental in launching and integrating several key programs including Capture, Priority Based Selling, and Digital Operations. His innovative spirit and passion for sustainability are great attributes. I have every confidence Jon will continue to position Republic as an industry leader throughout the Company’s next chapter.”

Manny Kadre, Republic’s Chairman of the Board, said, “This announcement follows a robust, multi-year CEO succession planning process developed and executed by Don and the Board of Directors, culminating in this unanimous appointment. Don has groomed an outstanding successor who will continue to serve our customers, our people, and our shareholders well. Jon is a proven leader who is poised to build off our strong foundation, leverage our leading market position, and capitalize on our momentum.”

“It is an honor and truly humbling to follow Don as the next CEO of Republic Services,” said Vander Ark. “I look forward to building on the great work that has already been done. I am energized for the opportunity to lead this strong Republic team and for what we expect to accomplish on the road ahead. We are off to a strong start to the year which is supported by the positive momentum in the business and macro factors that have been better than anticipated. It is an exciting time to be at this Company.”

Kadre also expressed the Board’s profound appreciation and gratitude to Don for his extraordinary performance and relentless dedication to the Company over the last 35 years. “Don has left an indelible mark by delivering sustainable shareholder value, and transforming Republic while creating a highly ethical, inclusive, and engaged culture, a recognized Company brand, and a clear identity for Republic’s people. Don has also achieved the unmistakable legacy of building the Company and professionalizing the industry while consistently producing exceptional results.”

Slager’s experience in the waste industry has spanned over four decades. He initially worked in the business as a truck washer while he was a young teenager before beginning his full-time career in the maintenance shop in 1980. He then filled multiple driver positions and was appointed to a supervisory role at the age of 24. He was subsequently and continually appointed to positions of increasing responsibility. In 1985, Slager joined National Waste Services, a privately owned company in Chicago, and led that organization in 1992 when it became one of the cornerstone companies of Allied Waste Industries, Inc. Slager held numerous roles at Allied prior to joining the corporate team in 1998 and becoming COO in 2002. Slager oversaw Allied’s groundbreaking merger with Republic in 2008 and was named CEO in 2011.

Vander Ark was named President of Republic in May 2019, and currently leads the Company’s ongoing transformation and continued growth, with responsibility for operations, sales, marketing, and business development. Vander Ark served as the Company’s Executive Vice President, Chief Operating Officer from January 2018 to May 2019. Prior to that, he was the Company’s Executive Vice President, Operations from March 2016 to January 2018. Vander Ark joined the Republic team in January 2013 as Executive Vice President, Chief Marketing Officer. Prior to Republic, he served as a partner at McKinsey & Company, managing clients across a variety of industries, including transportation, logistics, manufacturing, and consumer products. Jon holds a Bachelor of Arts degree from Calvin College and a Juris Doctorate from Harvard University.

For more information, visit RepublicServices.com

About Republic Services

Republic Services, Inc. is a leader in the U.S. environmental services industry. Through its subsidiaries, the Company provides superior customer experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer, and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter or Republic Services on LinkedIn.

Information Regarding Forward-Looking Statements

This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies, and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the effects of the COVID-19 pandemic and actions taken in response thereto, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 (when filed), particularly under Part I, Item 1A - Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Media

Donna Egan

Media@RepublicServices.com

(480) 757-9770

Investor Relations

Stacey Mathews

Investor@RepublicServices.com

(480) 718-6548

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